Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Brian Keogh

425-453-9400

ESTERLINE REPORTS 23% EARNINGS IMPROVEMENT;

RAISES FULL-YEAR EPS GUIDANCE TO $3.85 - $3.95

Earnings from Continuing Operations $39.9 Million, or $1.30 per Share, on $383.5 Million Sales

BELLEVUE, Wash., September 2, 2010 — Esterline Corporation (NYSE: ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fiscal 2010 third quarter (ended July 30) income from continuing operations of $39.9 million, or $1.30 per diluted share, on sales of $383.5 million. Year-ago income from continuing operations was $32.5 million, or $1.09 per diluted share, on sales of $361.5 million.

Brad Lawrence, Esterline’s CEO, said the solid performance — year-over-year sales up 6% and earnings from continuing operations up nearly 23% — reflected strength from the company’s Avionics & Controls business segment, where “…sales to new and retrofit military cockpit programs are providing a significant boost to Esterline.”

“This performance improvement reflects increasing production demand for the Hawker Beechcraft T-6B military trainer,” Lawrence said. “Esterline provides the aircraft’s full integrated cockpit solution — from flight management system to head-up display (HUD).”

Lawrence said that continued success in the international market for C-130 cockpit upgrades is incremental to our solid base of military retrofit business, such as a recently announced $23.6 million contract extension from Sikorsky. That contract covers upgraded flight management systems and emergency control panels for U.S. Army and international Black Hawk helicopters through 2012.

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Page 2 of 6 Esterline Reports Third Quarter 2010

Also in the Avionics & Controls segment is the company’s interface technologies operation. Lawrence pointed out that this business is benefiting from increased demand from the medical imaging market due to higher equipment utilization rates and a growing need for the replacement of older systems. “This is a good example of how Esterline leverages its core aerospace technologies into other high-end applications,” he said.

“On the commercial aerospace side, we’re beginning to see activity in preparation for the previously announced production increases on the Airbus A320 and Boeing 737 lines,” Lawrence said. “This improving OEM business is particularly beneficial to our Advanced Materials and Sensors & Systems business segments.”

Based on the improving outlook, the company is raising its full-year earnings per share guidance range to $3.85 to $3.95 — up from the earlier range of $3.45 to $3.65. “At the beginning of the year, we expected our base business to hold steady with growth coming from new programs,” Lawrence said. “We are now seeing even better than expected performance on both fronts.” Lawrence said Esterline’s consistent investment in R&D and good-fit acquisitions “… is clearly shaping our performance. The results we’re generating today illustrate the power of that strategy.”

Commercial spare parts business at Esterline is showing “…some signs of improvement,” Lawrence said, noting that Asian demand is strong and improving, while U.S. demand has flattened from gains made early in the year, and European markets show little sign of recovery.

Consolidated gross margin in the quarter was 34.3% compared with 32.4% a year ago. The increase in gross margin mainly reflected cost control measures, improved recovery of fixed costs due to higher sales volumes, and a favorable sales mix of military and commercial aerospace products, particularly cockpit integration systems.

Selling, general and administrative expenses (SG&A) as a percent of sales were 16.8% in the quarter compared with 16.5% in the prior-year period. The increase in the amount of SG&A expenses was due principally to a reduction in foreign currency exchange gain on forward contracts, and increased incentive compensation accruals due to the improved financial performance.

Research, development and engineering expense for the quarter was 4.6% of sales compared with 4.1% a year ago. Lawrence said that Esterline’s R&D expense has stabilized in the 4.5% to 5% range.

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Page 3 of 6 Esterline Reports Third Quarter 2010

For the quarter, the income tax rate was 4.2% compared with 8.5% a year ago. This quarter benefited from a $7.6 million discrete tax benefit, principally due to the expiration of a statute of limitations, compared with a $3.2 million discrete tax benefit in the prior- year period.

For the first nine months of fiscal 2010, Esterline reported income from continuing operations and net income of $82.2 million, or $2.71 per diluted share, on sales of $1.1 billion. Income from continuing operations in the same period last year was $69.3 million, or $2.32 per diluted share. Income from discontinued operations in the first nine months of 2009 was $.54 per diluted share. Net income in that period was $85.3 million, or $2.86 per diluted share, on $1.0 billion in sales.

Backlog at quarter-end totaled $1.2 billion, about 9% ahead of last year. New orders in the first nine months of fiscal 2010 totaled $1.2 billion, up more than 18% compared with the same period a year ago.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

Page 4 of 6 Esterline Reports Third Quarter 2010

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Nine Months Ended
	July 30, 2010	July 31, 2009	July 30, 2010	July 31, 2009
Net Sales	$383,486	$361,486	$1,110,466	$1,030,705

Cost of Sales	251,778	244,339	745,031	698,808

	131,708	117,147	365,435	331,897
Expenses
Selling, general and administrative	64,503	59,694	192,112	174,038
Research, development and engineering	17,763	14,868	53,287	50,560
Other (income) expense	(8)	218	(5)	7,946

Total Expenses	82,258	74,780	245,394	232,544

Operating Earnings From Continuing Operations	49,450	42,367	120,041	99,353
Interest income	(248)	(168)	(651)	(949)
Interest expense	8,082	7,024	23,391	21,370

Income From Continuing Operations Before Income Taxes	41,616	35,511	97,301	78,932
Income Tax Expense	1,728	3,009	14,962	9,493

Income From Continuing Operations Including Noncontrolling Interests	39,888	32,502	82,339	69,439
Income Attributable to Noncontrolling Interests	(30)	(24)	(108)	(136)

Income From Continuing Operations	39,858	32,478	82,231	69,303

Income From Discontinued Operations, Net of Tax	—	163	—	15,994

Net Earnings	$39,858	$32,641	$82,231	$85,297

Earnings Per Share – Basic:
Continuing Operations	$1.33	$1.09	$2.75	$2.33
Discontinued Operations	—	.01	—	.54

Earnings Per Share – Basic	$1.33	$1.10	$2.75	$2.87

Earnings Per Share – Diluted:
Continuing Operations	$1.30	$1.09	$2.71	$2.32
Discontinued Operations	—	.00	—	.54

Earnings Per Share – Diluted	$1.30	$1.09	$2.71	$2.86

Weighted Average Number of Shares Outstanding – Basic	30,043	29,736	29,913	29,701
Weighted Average Number of Shares Outstanding – Diluted	30,558	29,870	30,394	29,855

Page 5 of 6 Esterline Reports Third Quarter 2010

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Income from Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Nine Months Ended
	July 30, 2010	July 31, 2009	July 30, 2010	July 31, 2009
Segment Sales
Avionics & Controls	$194,300	$171,027	$563,276	$468,606
Sensors & Systems	79,247	84,460	234,335	255,770
Advanced Materials	109,939	105,999	312,855	306,329

Net Sales	$383,486	$361,486	$1,110,466	$1,030,705

Income from Continuing Operations
Avionics & Controls	$30,464	$27,076	$78,357	$63,236
Sensors & Systems	10,557	6,976	24,346	27,127
Advanced Material	19,175	16,101	45,032	40,434

	60,196	50,153	147,735	130,797

Corporate expense	(10,754)	(7,568)	(27,699)	(23,498)
Other income (expense)	8	(218)	5	(7,946)
Interest income	248	168	651	949
Interest expense	(8,082)	(7,024)	(23,391)	(21,370)

Income From Continuing Operations Before Income Taxes	$41,616	$35,511	$97,301	$78,932

Page 6 of 6 Esterline Reports Third Quarter 2010

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	July 30, 2010	July 31, 2009
Assets
Current Assets
Cash and cash equivalents	$282,910	$148,807
Accounts receivable, net	272,529	248,476
Inventories	266,974	296,398
Income tax refundable	11,691	9,453
Deferred income tax benefits	38,313	36,266
Prepaid expenses	17,350	17,013
Other current assets	13,023	19,240

Total Current Assets	902,790	775,653

Property, Plant and Equipment, Net	274,207	243,955

Other Non-Current Assets
Goodwill	733,537	743,864
Intangibles, net	392,183	435,433
Debt issuance costs, net	5,706	7,612
Deferred income tax benefits	83,727	65,518
Other assets	10,143	8,541

	$2,402,293	$2,280,576

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$79,588	$70,754
Accrued liabilities	200,343	211,208
Credit facilities	2,196	3,798
Current maturities of long-term debt	10,008	798
Deferred income tax liabilities	7,139	7,630
Federal and foreign income taxes	3,310	4,372

Total Current Liabilities	302,584	298,560
Long-Term Liabilities
Long-term debt, net of current maturities	531,698	509,776
Deferred income tax liabilities	128,327	129,006
Pension and post-retirement obligations	88,126	79,554
Other liabilities	18,347	19,003
Shareholders’ Equity	1,333,211	1,244,677

	$2,402,293	$2,280,576